Press Release
FOR IMMEDIATE RELEASE

Contact:	Company Contact:
A. Bruce Crawley	Evelyn F. Smalls
Millennium 3 Management	United Bank of Philadelphia
Phone: 215-751-0140	Phone: 215-231-3670
Email: abcrawley@m3mpr.com	Email: esmalls@ubphila.com

United Bank of Philadelphia, an African-American-Controlled Institution, Establishes Special Board Committee to Drive Consent Agreement Response and Capital Development Plan

Philadelphia, PA, March 15, 2012 – United Bank of Philadelphia, one of the nation’s 28 FDIC-insured, African-American-controlled banks, has announced that it has voluntarily entered into a consent agreement with the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking, which is designed to strengthen the bank’s capital and improve its financial performance.

The Bank has also announced that it has formed a special committee of its board of directors that will meet at least monthly, over the coming year, to focus on the issues related to generation of additional capital, the adoption of a new strategic focus, and the enhancement of the bank’s operating performance.

The members of the committee are Evelyn Smalls, CEO, United Bank; Armstead Edwards, CEO, Edwards Entertainment, and chair of United Bank’s board of directors; Dr .Bernard Anderson, former faculty member, University of Pennsylvania’s Wharton School, and former economist, U.S. Department of Labor; and Joseph Drennan, President and CEO, iDelphix Corp. and a former executive vice president in the commercial banking industry.

In January 2012, as a result of a regulatory examination as of June 30, 2011, completed in September 2011, the Bank agreed with its primary regulators to, among other things, the achievement of agreed-upon capital levels and the development of a capital plan; the implementation of a viable earnings/strategic plan; the implementation of a classified asset reduction plan and enhancement of its Loan Policy; and, the completion of a management review. Management is in the process of addressing all matters outlined in the Agreement and believes that the bank will comply with the Agreement’s terms and conditions.

The agreement, according to Smalls, will not impact United Bank’s ability to support its customers, and the accounts at the bank continue, as has always been the case, to be insured up to $250,000 per depositor, by the Federal Deposit Insurance Corporation.

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 “The board and management of United Bank,” added Ms. Smalls, “have acknowledged and appreciate the partnership with both the FDIC and the Department of Banking in determining a new strategic direction for the Bank. Given the lingering impact of the recession on the entire financial services sector and our specific and critical focus on the African-American community, the board and management will use the Agreement as a roadmap to improving the performance of the Bank. We look forward to working in partnership with our regulators in this effort to continue to provide much needed products and services to the Philadelphia region.”

According to a recent statement by the National Bankers Association, a trade organization that represents the interests of minority-and female-owned financial institutions, minority banks “serve as the reasonable lenders that fill a void in underserved communities for not only houses of worship, they continue to serve thousands of small-business owners, families purchasing their first home, consumers looking to establish personal lines of credit or obtaining auto and student loans.”

United Bank’s holding company, United Bancshares, Inc., is African American controlled and managed. A commercial bank charted in 1992 by the Commonwealth of Pennsylvania’s Department of Banking, the Bank provides full-service community banking in Philadelphia’s neighborhoods that have traditionally been underserved by commercial banks.

The Bank is a certified Community Development Financial Institution, and a certified Community Development Entity. It currently has assets totaling $77 million, twenty-five ATM locations, and three full-service branch offices located in densely populated growth communities in Philadelphia.

Forward Looking Statement

The foregoing material contains “forward looking statements” as defined in the federal securities laws. Forward looking statements provide our current expectations or forecasts of future events. The words often include but are not limited to “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “estimate,” “potentially,” “probably,” “contemplate,” “continue,” “plan,” and “believe,” or other similar words and phrases may identify with forward looking statements. Forward looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward looking statements. Our actual results could differ materially from those anticipated in forward looking statements and for many reasons, specifically as described in our filings with the Securities and Exchange Commission. Accordingly, you should not place any undue reliance on any forward looking statements, which speak as of the date of this communication. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward looking statement to reflect circumstances or events after the date of this communication or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the Securities and Exchange Commission, including those filed after the date of this communication.

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